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                                                                   EXHIBIT 10.19

                          SOFTWARE TRANSITION AGREEMENT

         This Software Transition Agreement (this "Agreement"), dated January 30, 2004 (the "Effective Date") is between United Way of America, ("UWA"), a New York not-for-profit corporation with a principal place of business located at 701 North Fairfax Street, Alexandria, Virginia 22314, and Blackbaud, Inc., ("Blackbaud"), a South Carolina corporation with a place of business located at 2000 Daniel Island Drive, Charleston, South Carolina 29492.

                                   WITNESSETH

         WHEREAS, UWA owns all right, title, and interest in and to a computer program known as the United Way Campaign Management System (the "Program"); and

         WHEREAS, the Program also incorporates certain know-how and technical information ("Technology"); and

         WHEREAS, Blackbaud is the owner of a computer program known as "Raiser's Edge"; and

         WHEREAS, UWA desires to discontinue supporting the Program, and further desires for its customers to license Raiser's Edge (the "Transition"); and

         WHEREAS, Blackbaud desires to assist UWA with the Transition by acquiring the Program and Technology from UWA and providing support for the Program for a limited period of time in accordance with the terms and conditions of this agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and more expressly set forth herein, UWA and Blackbaud, intending to be legally bound, hereby agree as follows:

                                    SECTION 1
                                SOFTWARE TRANSFER

         1.1 UWA hereby transfers, grants, conveys, assigns, and relinquishes exclusively to Blackbaud all of UWA's right, title, and interest in and to both the tangible and the intangible property constituting the Programs and Technology, in perpetuity (or for the longest period of time otherwise permitted by law), including, but not limited to the following corporeal and incorporeal incidents to the Programs and Technology:

                  (i) title to and possession of the media, devices, and documentation that constitute all copies of the Programs and Technology, their component parts, and all documentation relating thereto, possessed or controlled by UWA, which are to be delivered to Blackbaud pursuant to Section 2 of this Agreement; and

                  (ii) all copyright interests owned or claimed by UWA pertaining to the Program, including (without limitation) any U.S. Copyright Registrations, together with all other copyright

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interests accruing by reason of international copyright conventions and any moral rights pertaining thereto, including the right to sue for, settle, or release any past, present, or future infringement thereof.

         1.2 UWA hereby transfers, grants, conveys, assigns, and relinquishes exclusively to Blackbaud, in perpetuity (or for the longest period of time otherwise permitted by law), all of UWA's right, title, and interest in and to the trademark "Campaign Management System," accompanied by the goodwill of all business connected with the use of and symbolized by such mark including the right to sue for, settle, or release any past, present, or future infringement thereof or unfair competition involving the same (the "Trademark Interests"). UWA covenants not to use or display the Trademark Interests, or any mark confusingly similar thereto, anywhere in the world except by authorization of Blackbaud, and further covenants not to contest or challenge the validity of the Trademark Interests, any applicable registrations thereof or the Ownership of the Trademark Interests by Blackbaud.

                                    SECTION 2
                                    DELIVERY

         2.1 Within ten (10) business days after the Effective Date of this Agreement, UWA will deliver to Blackbaud the following: (i) its entire inventory of copies of the Programs in object code form; (ii) a master copy of the latest version of the Programs and Technology (in both source and object code form), which shall be in a form suitable for copying; (iii) all system and user documentation pertaining to the latest version of the Programs and Technology, including design or development specifications, error reports, and related correspondence and memoranda; and (iv) related data and software schemas and models, technical designs of applications with associated classes, methods and properties, any scripts developed in conjunction with the customizations, procedures for rebuilding and testing the latest version of the customizations, including which tools and libraries are part of the build, any architecture documents, development or testing databases and test plans.

                                    SECTION 3
                                   TRANSITION

         3.1 Blackbaud shall take such actions as it, in its sole discretion, deems appropriate in connection with the transition of the Program's current customers to Raiser's Edge. Such actions may include installing a toll free phone line dedicated to current customers of the Program, configuring support systems to include relevant local United Way information; developing information for support systems including FAQ's, support case tracking and knowledge base items, and training 2 to 3 support personnel.

         3.2 Blackbaud shall make available to UWA annual support agreements (the "Support Agreements") for distribution to the Program's current customers (the "Local United Ways"). The Support Agreements shall be between Blackbaud and each Local United Way, and shall be in a form determined by Blackbaud in its sole discretion. UWA shall, within five days of the Effective Date, distribute the Support Agreements to each Local United Way. Such distribution shall include a cover letter in a form mutually agreed upon by the parties. UWA shall not have any right

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or authority to assume or create any obligation, express or implied, on behalf of Blackbaud. No Support Agreement shall be binding upon Blackbaud until it is executed by Blackbaud.

         3.3 UWA hereby agrees to make available the persons set forth below (the "Designated Consultants") to provide the following transition services (the "Transition Services"):

                  (i) make the existing [*] for the Software, [*], available to Blackbaud on a full time basis for up to six continuous weeks following the Effective Date, to perform tasks requested by UWA regarding the Programs and Technology at Blackbaud's offices in Charleston, South Carolina.

                  (ii) make the Program's [*], [*], available to Blackbaud as Blackbaud deems necessary for a period of one year following the Effective Date, to provide remote support via telephone and email regarding the Programs and Technology.

                  (iii) should [*] or [*] separate from UWA, UWA will use all commercially reasonable efforts to replace them with individuals of equal experience and skill.

         3.4 UWA shall be responsible for (i) the payment of, and shall indemnify Blackbaud against, all federal, state, local and foreign taxes and withholdings payable with respect to the wages of the Designated Consultants and all other employer liabilities relating to such personnel as required by law to be provided, (ii) the maintenance of workers' compensation insurance required by applicable statutes with respect to the Designated Consultants, and (iii) the maintenance, payment and provision of all applicable employee benefits for the Designated Consultants. UWA shall be an independent contractor in connection with the performance of the Transition Services and the Designated Consultants shall not be deemed to be employees of Blackbaud.

         3.5 UWA hereby assigns and agrees to assign all right title and interest including all copyrights, patents, trade secrets and other intellectual property rights, in and to all inventions, works, materials and other deliverables that result from the Transition Services. UWA agrees to cause each Designated Consultant to enter into an Invention Assignment and Confidentiality Agreement in form and substance acceptable to Blackbaud, which shall, among other things, assign to Blackbaud all right title and interest, including all copyrights, patents, trade secrets and other intellectual property rights, in and to all Inventions, works, materials and other deliverables developed by such Designated Consultant that result from the Transition performed by such Designated Consultant.

                                   SECTION 4.1
                                MARKETING SUPPORT

         4.1 For a period of two years following the Effective Date, UWA will endorse and provide reasonable support to Blackbaud in connection with the marketing of Blackbaud's product, "Raiser's Edge". Such support shall include, but not be limited to those items set forth on Schedule A attached hereto.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

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                                   SECTION 5.1
                               FINANCIAL STRUCTURE

         5.1 Upon the execution of this Agreement, UWA shall pay Blackbaud a transition fee equal to $[*].

         5.2 On or before February 1, 2004 (the "Minimum Support Date"), UWA shall pay Blackbaud all support fees it has collected, but in no event less than $[*] (the "Minimum Support Threshold"). Monies received by Blackbaud from Local United Ways in payment for Support Agreements during the first 12 month period will be forwarded to UWA.

         5.3 After the Minimum Support Threshold, UWA shall continue to pay Blackbaud all support fees that it collects from Local United Ways in excess of $[*]. If UWA pays Blackbaud at least $[*] in support fees prior to April 1, 2004, Blackbaud shall pay UWA a one-time fee of $[*] to offset any setup expenses incurred by UWA.

         5.4 For the first 12 month period, UWA will bill and collect from Local United Ways Support Agreement fees at the current non-discounted UWCMS Standard Fee Schedule based on the local United Way's metro size. For the final 12 month period, Blackbaud will bill Local United Ways directly for the final 12-month period of the Support Agreements at the same fee rate as the first 12-month period, adjusted for inflation. This inflation adjustment shall not exceed [*]%. In addition, any Local United Way that desires to cancel maintenance prior to the end of the twenty-four month term will be obligated to pay Blackbaud a [*]% cancellation fee. Notwithstanding the foregoing, Blackbaud may discontinue support in the final 12-month period of the Support Agreements if the maintenance revenue for the final 12-month period falls below $[*]. This amount shall include maintenance revenue from any Local United Way that converts to Raiser's Edge. It shall also include any amount that UWA optionally elects to pay directly to Blackbaud for the purpose of achieving the $[*] target.

         5.5 Blackbaud shall pay UWA a commission equal to: (i) [*]% of the gross Conversion Fees (defined below) in excess of $[*] received by Blackbaud from the Local United Ways during the period commencing on February 1, 2004 and ending on February 1, 2006 (the "Commission Period") and (ii) [*]% of the gross initial license fees and initial services fees (excluding maintenance and renewal fees) received by Blackbaud during the Commission Period from other member United Way organizations that are not licensees of the Program as of the Effective Date. All commissions due to UWA pursuant to this Section 5.5 shall be paid on a calendar quarter basis, 30 days following the end of the calendar quarter in which the applicable fees are received. For the purposes of this Agreement, "Conversion Fee" shall mean the fee that Blackbaud charges a Local United Way to convert to Raiser's Edge, and does not include license and support fees.

         5.6 As it pertains to the financial structure of this agreement, upon reasonable notice and at their expense, each party shall have the right to audit or to have audited and to copy the books and records of the other which in any way relate to this agreement. When requested by a party, the other party shall provide the requesting party's auditors with access to all property and records and the cooperation of such party's personnel, if any, necessary to effectuate the audit or audits hereunder. The requesting party's auditors shall have the right to copy any or all documentation relating to the performance under this agreement.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

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         5.7      Blackbaud agrees to develop, within the 24-month Commission
Period, a United Way-version of Raiser's Edge software. This version will incorporate UWCMS features for managing United Way corporate campaigns and donor designations. Local United Ways can convert to the United Way-version of Raiser's Edge software for approximately [*]% of the current UWCMS Standard Fee Schedule based on local United Way metro size. This fee includes a standard migration of UWCMS data over to the United Way version of Raiser's Edge and initial training in the use of the software.

                                    SECTION 6
                                   WARRANTIES

         6.1 UWA represents and warrants that Blackbaud shall receive, pursuant to this Agreement as of the Effective Date, complete and exclusive right, title, and interest in and to all tangible and intangible property rights existing in the Programs, Technology and Trademark Interests.

         6.2 UWA represents and warrants that the Programs, Technology and Trademark Interests are free and clear of all liens, claims, encumbrances, rights, or equities whatsoever of any third party.

         6.3 UWA represents and warrants that the execution, delivery, and performance of this Agreement by UWA does not and will not violate any security agreement, indenture, order, or other instrument to which UWA is a party or by which it or any of its assets is bound.

         6.4 UWA represents and warrants that the consent of any person or entity under any contract is not required for the execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby.

         6.5 UWA represents and warrants that the Programs and Technology do not infringe any patent, copyright, or trade secret of any third party; that the Programs and Technology are fully eligible for protection under applicable copyright law and have not been forfeited to the public domain; and that the source code and system specifications for the Programs and Technology have been maintained in confidence.

         6.6 UWA represents and warrants that all personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of the Programs and Technology either (1) have been party to a for-hire relationship with UWA that has accorded UWA full, effective, and exclusive original Ownership of all tangible and intangible property thereby arising with respect to the Programs and Technology or (2) have executed appropriate instruments of assignment in favor of UWA as assignee that have conveyed to UWA full, effective, and exclusive Ownership of all tangible and intangible property thereby arising with respect to the Programs and Technology.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

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         6.7      UWA represents and warrants that there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing, or promotion of the Programs, Technology and Trademark Interests by any independent salesperson, distributor, sublicensor, or other remarketer or sales organization.

                                    SECTION 7
                               FURTHER ASSURANCES

         7.1 UWA shall execute and deliver such further conveyance instruments and take such further actions as may be necessary or desirable to evidence more fully the transfer of ownership of all of the Programs, Technology and Trademark Interests to Blackbaud. UWA therefore agrees:

                  (i) to execute, acknowledge, and deliver any affidavits or documents of assignment and conveyance regarding the Programs and Technology;

                  (ii) to provide testimony in connection with any proceeding affecting the right, title, or interest of Blackbaud in the Programs and Technology; and

                  (iii) to perform any other acts deemed necessary to carry out the intent of this Agreement.

                                    SECTION 8
                           PROTECTION OF TRADE SECRETS

         8.1 For purposes of this Agreement, "Program and Technology Trade Secrets" means the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula, or improvement included in the Programs and Technology that are valuable and not generally known to the business concerns engaged in the development or marketing of products competitive with the Programs and Technology. From and after the date of execution hereof, and for so long thereafter as the data or information remains the Programs and Technology Trade Secrets, UWA shall not use, disclose, or permit any person not authorized by Blackbaud to obtain any Programs and Technology Trade Secrets (whether or not the Programs and Technology Trade Secrets are in written or tangible form), except as specifically authorized by Blackbaud.

                                    SECTION 9
                            ACKNOWLEDGMENT OF RIGHTS

         9.1 In furtherance of this Agreement, UWA hereby acknowledges that, from and after the Effective Date, Blackbaud has acceded to all of UWA's right, title, and standing to:

                  (i) receive all rights and benefits pertaining to the Program, Technology and Trademark Interests;

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                  (ii)     institute and prosecute all suits and proceedings and
take all actions that Blackbaud, in its sole discretion, may deem necessary or proper to collect, assert, or enforce any claim, right, or title of any kind in and to any and all of the Program, Technology and Trademark Interests; and

                  (iii) defend and compromise any and all such action, suits, or proceedings relating to such transferred and assigned rights, title, interest, and benefits, and perform all other such acts in relation thereto as Blackbaud, in its sole discretion, deems advisable.

                                   SECTION 10
                                 INDEMNIFICATION

         10.1 UWA agrees to indemnify and hold harmless Blackbaud, its successors and assigns, including their affiliates, officers, directors, employees, agents, contractors, licensees, or customers, from and against any loss, liability, claim, or damage (including court costs and reasonable attorney fees) sustained by it or them as a result of: (i) a claim or allegation that the Program and/or Technology infringe any patent, copyright, trade secret, trademark, or other intellectual property right of any third party, (ii) a breach of UWA' representations and warranties hereunder, or (iii) UWA's ownership, use and marketing of the Software prior to the Effective Date. Blackbaud agrees to indemnify and hold harmless UWA, its successors and assigns, including their affiliates, officers, directors, employees, agents, contractors, licensees, or customers, from and against any loss, liability, claim, or damage (including court costs and reasonable attorney fees) sustained by it or them as a result of: (i) a claim or allegation that The Raiser's Edge infringes any patent, copyright, trade secret, trademark, or other intellectual property right of any third party, (ii) a breach of Blackbaud's representations and warranties hereunder, or (iii) Blackbaud's ownership, use and marketing of the Software subsequent to and including to the Effective Date.

                                   SECTION 11
                             LIMITATION OF LIABILITY

         EXCEPT FOR CLAIMS FOR INDEMNIFICATION HEREUNDER, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS OR CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES.

                                   SECTION 12
                                  MISCELLANEOUS

         12.1 Each party shall bear its own expenses (including, but not limited to, attorneys' fees) incurred in connection with the preparation and consummation of the Closing and other transactions contemplated by this Agreement, unless otherwise specifically provided.

         12.2 All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed given (i) when delivered personally or (ii) five (5) business days after being deposited in the United States mail as certified mail, return receipt requested (whether or not return receipt is actually received) or (iii) one (1) day after being deposited with a

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reputable overnight delivery service, overnight delivery specified, prepaid and addressed to the addresses set forth in the preamble to this Agreement or to such other address as each party may designate in writing.

         12.3 This Agreement together with all exhibits and other related documents that are incorporated herein by reference, embodies the entire Agreement and except as otherwise contemplated herein, supersedes all prior agreements, written and oral, relating to the subject matter hereof. In the event of a conflict between the provisions of the main body of the Agreement and any attached exhibits, the Agreement shall take precedence.

         12.4 Amendments to this Agreement, including any exhibit hereto, shall be enforceable only if they are in writing and are signed by authorized representatives of both parties.

         12.5 The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         12.6 The failure of any party hereto to enforce any provision of this Agreement, or any right with respect hereto, or failure to exercise any election provided for herein, shall in no way be considered a waiver of such provision, right, or election, or in any way affect the validity of this Agreement. The failure of any party hereto to enforce any provision, right or election shall not prejudice such party from later enforcing or exercising that provision, right, or election which it has under this Agreement.

         12.7 In the event that any provision of the Agreement or any part thereof is held by a court to be invalid, the remainder of this Agreement shall be binding on the parties and construed as if the invalid provisions or parts thereof have been deleted from this Agreement.

         12.8 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

         12.9 This Agreement will be governed by the laws of the State of North Carolina without regard to its conflicts of law provisions, provided that matters affecting copyrights, patents and/or trademarks will be governed by U.S. federal law. The parties agree that the judicial forum for any actions or proceedings brought relating to this Agreement shall be the federal or state courts located in the State of North Carolina.

         12.10 This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person not a party to this Agreement any rights or remedies under or by reason of this Agreement. Notwithstanding the foregoing, no party to this Agreement may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other party to this Agreement.

                      [THE NEXT PAGE IS THE SIGNATURE PAGE]

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         IN WITNESS WHEREOF, the parties hereto have duly executed this Software
Transition Agreement as of the date first above written.

                               BLACKBAUD, INC.

                               By: /s/ CHARLIE CUMBAA
                                     -------------------------------------------
                               Name: Charlie Cumbaa
                                     -------------------------------------------
                               Title: Vice President of Services and Development
                                     -------------------------------------------

                               UNITED WAY OF AMERICA

                               By:   /s/ MICHAEL SCHREIBER
                                     -------------------------------------------
                               Name: Michael Schreiber
                                     -------------------------------------------
                               Title: Chief Technology Officer
                                     -------------------------------------------

                [SIGNATURE PAGE TO SOFTWARE TRANSITION AGREEMENT]

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                                   SCHEDULE A

                                Marketing Support

         1. Assisting with the establishment of a working task force comprised of current program users. This task force shall conduct reviews of product design and assist with the development of a Program conversion and training program with the goal of developing "reference sites" for conversions.

         2. Supporting in-house marketing programs.

         3. Providing exclusive endorsement of Raiser's Edge as the solution for Local United Way fundraising and constituent management software. Any public communication concerning this endorsement shall be subject to the prior written consent of Blackbaud. This consent shall not be unreasonably withheld.

         4. Inviting Blackbaud to the United Way National Conference in May 2004 and 2005 to promote the relationship between them to new Local United Ways and feature Blackbaud as a favored technology partner

         5. Assisting with introducing Blackbaud to influential Local United Ways and in targeting Local United Ways that use competitive solutions.

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